Exhibit 4.20

FORM OF CREDITOR’S RIGHTS TRANSFER AGREEMENT

(Summary Translation)

This Creditor’s Rights Transfer Agreement (this “Agreement”) is made and entered into by the Parties below on [specify date] in [specify city], People’s Republic of China (“PRC”):

Party A: [specify name of a subsidiary of SouFun Holdings Limited] of [specify address]

Party B: [specify name of a subsidiary of SouFun Holdings Limited] of [specify address]

Party C: [specify name of shareholder of a consolidated controlled entity] of [specify address]

Party D: [specify name of shareholder of a consolidated controlled entity] of [specify address]

Party A, Party B, Party C and Party D are hereinafter referred to collectively as the “Parties” and each as a “Party.”

WHEREAS:

Party A, Party C and Party D entered into a loan agreement (the “Loan Agreement”) on [specify date] in [specify city], pursuant to which Party C borrowed [specify amount] and Party D borrowed [specify amount] from Party A to make capital contributions to [specify name of the consolidated controlled entity]. The Parties hereof agree that Party A transfers all of its rights, obligations and liabilities under the Loan Agreement to Party B. [start here]

NOW, THEREFORE, in order to properly deal with the rights and obligations under the Loan Agreement, the Parties hereof, through friendly negotiation, reach the following agreement:

1.            The Parties agree, upon the execution of this Agreement, Party A shall transfer all of its rights, obligations and liabilities under the Loan Agreement to Party B, and Party B shall accept and assume all the rights, obligations and liabilities of Party A under the Loan Agreement.

2.            The Parties agree, upon the execution of this Agreement, Party B shall be entitled to claim directly against Party C and Party D the rights and obligations under the Loan Agreement pursuant to this Agreement, and Party C and Party D shall perform their rights and obligations to Party B under the Loan Agreement.

3.            Representations, Warranties and Undertakings

3.1	Party A undertakes that:

(a)	it is lawfully incorporated and validly existing with full capacity to transfer its creditor’s rights as provided hereunder, and is able to independently bear civil liabilities; and

(b)	the creditor’s rights transferred by Party A are valid and lawful.

3.2	Party B undertakes that:

(a)	it is lawfully incorporated and validly existing with full capacity to accept and assume the creditor’s rights as provided hereunder, and is able to independently bear civil liabilities; and

(b)	it has received relevant approval or authorization from its internal governance body to enter into this Agreement and perform its rights and obligations hereunder.

3.3	Party C undertakes that:

(a)	it has full capacity for civil conduct and is legally competent for the transfer of creditor’s rights as provided hereunder, and is able to independently bear civil liabilities; and

(b)	it will strictly perform its rights and obligations under the Loan Agreement to Party B pursuant to this Agreement.

3.4	Party D undertakes that:

(a)	it has full capacity for civil conduct and is legally competent for the transfer of creditor’s rights as provided hereunder, and is able to independently bear civil liabilities; and

(b)	it will strictly perform its rights and obligations under the Loan Agreement to Party B pursuant to this Agreement.

4.            Once this Agreement comes into effect, Party B shall no longer claim any creditor’s rights against Party A.

5.            In case that this Agreement is revoked or becomes invalid, Party A, Party C and Party D shall continue to perform their respective rights and obligations under the Loan Agreement.

6.            Each Party shall fully indemnify the other Parties for any loss, damage, claim and other liability suffered by the other Parties arising from any litigation, claim or other request due to such Party’s breach of its representations, warranties, undertakings and any other obligations under this Agreement.

7.            The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

8.            This Agreement shall become effective upon signing and sealing of the Parties.

9.            Matters not mentioned herein shall be settled pursuant to relevant laws and regulations of the PRC.

10.            This Agreement is made in Chinese. This Agreement and its amendment or any other agreements (or documents) submitted based upon this Agreement can be executed in one or more counterparts. Any Party may sign one copy and send such copy by facsimile transmission to the other Parties, but shall forthwith send the original one. All signed documents shall constitute one and the same agreement (or documents), which shall become effective after all Parties sign one or more documents and send them to the other Parties (unless otherwise provided in the original of such documents).

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Party A: (seal)

Legal representative or authorized agent:

(signature)

Party B: (seal)

Legal representative or authorized agent

(signature)

Party C: (signature)

Party D: (signature)

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